Exhibit 1.2

(TRANSLATION)

SHARE HANDLING REGULATIONS

SONY GROUP CORPORATION

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

SONY GROUP CORPORATION

(Sony Group Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

1. These Regulations established under the authority granted by the Articles of Incorporation of the Corporation, as amended, as well as the rules established by the Japan Securities Depository Center, Inc. (the “JASDEC”), a book-entry transfer clearing institution, and by account management institutions (each an “Account Management Institution”), such as securities companies at which shareholders have their own transfer accounts, shall govern the business pertaining to shares and stock acquisition rights of the Corporation.

2. In addition to the provisions of the preceding paragraph, the rules established by the trust bank designated by the Corporation as an account management institution for the special account (tokubetsu koza) shall govern the business pertaining to such special account opened under the agreement entered into by and between the Corporation and such trust bank.

Article 2. (Transfer Agent)

The Transfer Agent of the Corporation and its handling place shall be as follows:

Transfer Agent:	Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Place:	Mitsubishi UFJ Trust and Banking Corporation
Corporate Agency Department
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Article 3. (Account Management Institution for Special Account)

The Account Management Institution for the special account of the Corporation shall be as follows:

Account Management Institution:
Mitsubishi UFJ Trust and Banking Corporation 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

CHAPTER II

REGISTER OF SHAREHOLDERS

Article 4. (Entry or Digital Entry in the Register of Shareholders)

1. The Corporation shall make an entry or a digital entry in the register of shareholders in accordance with a notice given by the JASDEC concerning all shareholders.

2. In the case where the Corporation receives a notice of change in address of a person recorded, in writing or digitally, in the register of shareholders (the “Shareholder”) or a notice of any other change of the matters recorded in the register of shareholders, the Corporation shall change the entry or the digital entry in the register of shareholders in accordance with such notice.

3. In addition to the provisions of Paragraphs 1 and 2 of this Article, in the case of issuance of new shares or in any other case provided by laws or ordinances, an entry or a digital entry in the register of shareholders shall be made without notice from the JASDEC.

Article 5. (Characters and Symbols Used in the Register of Shareholders)

An entry or a digital entry in the register of shareholders shall be made using the characters and/or symbols designated by the JASDEC.

CHAPTER III

REQUESTS OR REPORTS

Article 6. (Method of Making Requests and Reports)

Unless otherwise provided by these Regulations, all requests and reports under these Regulations (collectively, the “Requests and Reports”) shall be made through an Account Management Institution and the JASDEC pursuant to the rules established by the JASDEC.

Article 7. (Identification of Shareholders)

1. In the case where a Shareholder makes the Requests and Reports, such Shareholder shall submit a document certifying that such Requests and Reports are made by such Shareholder himself/herself (the “Identification Document”).

2. In the case where the Requests and Reports are made by a Shareholder to the Corporation through an Account Management Institution and the JASDEC or an Account Management Institution, such Requests and Reports shall be deemed to have been made by such Shareholder himself/herself and the Identification Document may not be required.

3. In the case where the Requests and Reports are made by a proxy, in addition to the procedures referred to in Paragraphs 1 and 2 of this Article, a Shareholder shall submit a power of attorney on which his/her printed name and seal are affixed or some other document certifying the authority of such proxy. The name or the trade name, and the address of the proxy shall be described in the power of attorney; provided, however, that a foreigner may substitute his/her signature for the printed name and seal.

4. The provisions of Paragraphs 1 and 2 of this Article shall apply mutatis mutandis to the proxy.

Article 8. (Name or Trade Name and Address of Shareholders)

A Shareholder shall report the name or the trade name, and the address of such Shareholder. The same procedures shall be taken in case of any change thereof.

Article 9. (Address of Nonresident Shareholders)

A Shareholder who is not residing in Japan shall either appoint a standing proxy in Japan, or designate a mailing address in Japan, and shall report the name or the trade name, and the address of such standing proxy or such mailing address. The same procedures shall be taken in the case of any change or removal thereof.

Article 10. (Representative of Corporate Shareholders)

A Shareholder that is a corporation shall report the title and the name of one (1) representative of such corporation. The same procedures shall be taken in the case of any change thereof.

Article 11. (Representative of Jointly-Owned Shares)

Shareholders who jointly own shares or registered share pledges pertaining to shares shall appoint one (1) representative and shall report the name or the trade name, and the address of such representative. The same procedures shall be taken in the case of any change therein.

Article 12. (Legal Representative)

A legal representative of a Shareholder, such as a person having parental authority or a guardian, shall report the name or the trade name, and the address of such legal representative. The same procedures shall be taken in the case of any change or removal thereof.

Article 13. (Other Requests and Reports)

1. In addition to the Requests and Reports provided in Articles 8 through 12 hereof, unless otherwise directed by the Corporation, any Requests and Reports to the Corporation shall be made through an Account Management Institution and the JASDEC, or an Account Management Institution.

2. Any Requests and Reports that may not be accepted or brokered by an Account Management Institution shall be made to the Transfer Agent.

CHAPTER IV

EXERCISE OF SHAREHOLDERS’ RIGHTS

Article 14. (Request for Delivery of Documents and Notice of Objection)

In the case where a Shareholder makes a request for the delivery of documents with the content of the reference materials for the general meeting of shareholders, etc. provided in Article 325-5, Paragraph 1 of the Companies Act or makes an objection to the Corporation provided in Paragraph 5 of said Article, the Shareholder shall make such request or objection in writing. Notwithstanding the foregoing, in the event a Shareholder makes such request through an Account Management Institution and the JASDEC, such request shall be made in accordance with the rules established by an Account Management Institution and the JASDEC.

Article 15. (Procedures for Exercise of Minority Shareholders’ Rights and Other Rights)

1. In the case where a Shareholder directly exercises against the Corporation the minority shareholders’ rights and other rights provided in Article 147, Paragraph 4 of the Law Concerning Central Clearing of Bonds, Shares Certificates and Other Securities (the “Clearing Law”), the Shareholder shall submit a document on which his/her printed name and seal are affixed after requesting an individual shareholder notice as provided in Article 154, Paragraph 3 of the Clearing Law; provided, however, that a foreigner may substitute his/her signature for such printed name and seal.

2. The provisions of Article 7, Paragraphs 1, 3 and 4 hereof shall apply to the exercise of the minority shareholders’ rights and other rights referred to in the preceding paragraph.

CHAPTER V

REQUEST FOR PURCHASE OF FRACTIONAL UNIT SHARES

Article 16. (Method of Request for Purchase of Shares)

In the case where a purchase by the Corporation of fractional unit shares is requested by a Shareholder, such request shall be made through an Account Management Institution and the JASDEC pursuant to the rules established by the JASDEC.

Article 17. (Determination of Purchase Price)

The purchase price of fractional unit shares for which a request for purchase is made shall be the amount obtained by multiplying (i) the amount equal to the last selling price per share on the auction market at the Tokyo Stock Exchange on the day on which such request is accepted at the handling place of the Transfer Agent referred to in Article 2 hereof (or if no sales of shares take place on the auction market at the Tokyo Stock Exchange on such day, the price per share at which the shares are first sold on the auction market at the Tokyo Stock Exchange on the next day subsequent thereto) by (ii) the number of shares being requested for purchase.

Article 18. (Payment of Purchase Price)

1. The purchase price of fractional unit shares for which a request for purchase is made shall, except as otherwise provided by the Corporation, be paid to the Shareholder who requests such purchase on the fourth (4th) business day from the day immediately following the date on which the purchase price is determined.

2. Notwithstanding the provisions of the preceding paragraph, if the purchase price reflects the right to receive dividends and a distribution of new shares pursuant to a stock split or other right, the payment shall be made on or prior to the record date for such right.

Article 19. (Transfer of Purchased Shares)

The fractional unit shares for which a request for purchase is made shall be transferred to the transfer account of the Corporation on the day on which the payment procedure provided in the preceding Article has been completed.

CHAPTER VI

REQUEST FOR SALE OF FRACTIONAL UNIT SHARES

Article 20. (Request for Sale of Shares)

In the case where a Shareholder holding fractional unit shares requests the Corporation to sell to the Shareholder such a number of shares that will constitute a full unit of shares, when added to the fractional unit shares, (the “Request for Sale”), such request shall be made through an Account Management Institution and the JASDEC pursuant to the rules established by the JASDEC.

Article 21. (Suspension Period of Request for Sale)

1. The Corporation shall suspend acceptance of the Request for Sale, during the period from ten (10) business days before any of the following dates up to such date, every year:

(a)	March 31;
(b)	June 30;
(c)	September 30;
(d)	December 31; and
(e)	Any other determination date of Shareholders.

2. In addition to the period referred to in the preceding paragraph, the Corporation or the JASDEC may suspend acceptance of a Request for Sale at any time that the Corporation or the JASDEC deems such suspension to be necessary.

Article 22. (Restriction on Request for Sale)

If an aggregate number of shares for which the Requests for Sale are made on the same day exceeds the number of shares reserved by the Corporation for the Requests for Sale, none of the Requests for Sale made on such day shall become effective.

Article 23. (Determination of Sale Price)

The sale price of fractional unit shares for which the Request for Sale is made shall be the amount obtained by multiplying (i) the amount equal to the last selling price per share on the auction market at the Tokyo Stock Exchange on the day on which such Request for Sale is accepted at the handling place of the Transfer Agent referred to in Article 2 hereof (or if no sales of shares take place on the auction market at the Tokyo Stock Exchange on such day, the price per share at which the shares are first sold on the auction market at the Tokyo Stock Exchange on the next day subsequent thereto) by (ii) the number of shares being requested for sale.

Article 24. (Transfer of Sold Shares)

With respect to the shares reserved by the Corporation in the number equivalent to the number of shares for which the Request for Sale is made, the application for the transfer of such shares to the transfer account of the Shareholder who made such Request for Sale shall be made on the day on which it is confirmed that the amount of the sale price has been remitted to the bank account designated by the Corporation.

CHAPTER VII

REGISTER OF STOCK ACQUISITION RIGHTS

Article 25. (Entry or Digital Entry in the Register of Stock Acquisition Rights)

1. Request for an entry or a digital entry in the register of stock acquisition rights, request for registration, transfer or deregistration of a pledge pertaining to stock acquisition rights, and/or request for indication or cancellation of trust assets shall be made to the Transfer Agent.

2. In addition to the provisions of the preceding paragraph, handling rules of stock acquisition rights may be separately established.

Article 26. (Matters to be Reported by Holders of Stock Acquisition Rights)

The provisions of Articles 8 through 13 hereof shall apply mutatis mutandis to the matters and method to be reported by a person who is recorded, in writing or digitally, in the register of stock acquisition rights; provided, however, that such report shall be made to the Transfer Agent, unless otherwise provided pursuant to the provisions of Article 24, Paragraph 2 hereof.

CHAPTER VIII

HANDLING CHARGES

Article 27. (Handling Charges)

There shall be no handling charges in connection with shares and stock acquisition rights of the Corporation.

CHAPTER IX

MISCELLANEOUS

Article 28.

With respect to the fractional unit shares issued upon the exercise of the conversion rights of convertible bonds or exercise of the stock acquisition rights (including the stock acquisition rights included in bonds with stock acquisition rights) issued abroad, the request for purchase therefor which is made upon the exercise of such rights shall, notwithstanding the provisions of these Regulations, be governed by the terms and conditions of the relevant convertible bonds or stock acquisition rights.

ADDENDUM

Article 1.

For any amendment to these Regulations, a resolution of a meeting of the Board of Directors of the Corporation or a determination of the Corporate Executive Officer to whom the authority of determination has been delegated by a resolution of the Board of Directors of the Corporation shall be required.

Article 2.

These Regulations, as amended, shall come into force on September 1, 2022.